Exhibit 99.2

Sibling Entertainment Group Holdings, Inc. Announces New Director; Makes Plans for Future Expansion

Press Release Source: Sibling Entertainment Group Holdings, Inc. On Friday November 12, 2010, 5:06 pm EST

NEW YORK, Nov. 12, 2010 (GLOBE NEWSWIRE) — Sibling Entertainment Group Holdings, Inc. (Pink Sheets:SIBE - News) (the "Company") announced today that it has added a new member to their Board of Directors, that it has reached a preliminary agreement with its debenture holders for a restructuring, and that it is contemplating a move into a new business area.

Mr. Mitchell Maxwell, the Chairman and CEO of the Company, said, "We welcome Mr. Christian Fitzgerald to our Board of Directors. Mr. Fitzgerald (56 years old) comes to SIBE after 25 years experience in finance and sales in the automotive industry. He has expertise in marketing, advertising and structuring of transactions. He graduated from Clemson University with a BS in Business Management." He joins Mr. Maxwell, age 58 and a Board member since 2007 and Mr. Richard Bernstein, age 57, who has also been on the Board since 2007.

Mr. Fitzgerald fills the slot recently opened as a result of the resignation of Mr. Jay Cardwell, who had been a director since 2007 until last week. He had been the CFO from 2007 until 2010. The Company is currently interviewing candidates for CFO and expects to make an appointment shortly. "We thank Jay for his contributions and wish him the best in his future endeavors," said Mr. Maxwell.

The Company also announced that its management has reached a preliminary agreement with its debenture holders for a restructuring of the existing debt, now valued at over $3.6 million. "We have had extensive conversations with the representatives of our debenture holders and they have been quite productive. We expect to have a definitive agreement soon with regard to this restructuring, and a new business activity as well," explained Mr. Maxwell. Both the restructuring of the debt, and a move into a new business area, are subject to approval by the Board of Directors.

Lastly, the Board of Directors has authorized the issuance of an additional 14,950,000 shares of common stock in consideration for payment and settlement of obligations. "This issuance allows us to retire debt, and clean our balance sheet as we prepare for the addition of new business activities," commented Mr. Maxwell. With this issuance the total shares of common stock outstanding are 40,939,816, not including the 7,361,000 of outstanding warrants. The warrants are all substantially 'out of the money' and related to prior funding activities solely.

The current address of the Company is Sibling Entertainment Group Holdings, Inc., 333 Hudson Street, Suite 407, New York, New York 10013, Phone: 212-414-9600

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.